Exhibit 10.9

September 7, 2022

Dear Danish,

Congratulations! As we have discussed, beginning on September 7, 2022 (the “Promotion Date”), you will serve as President of LifeStance Health Group, Inc. (the “Company”), in addition to your role as Chief Operating Officer. In connection with this promotion, and in consideration of your enhanced role with the Company, you will receive an increase in your target bonus opportunity and a one-time stock option award, in each case, as described below.

1.
Increase in Target Bonus. Effective for the 2022 fiscal year, your target annual bonus will be increased to seventy-five percent (75%) of your base salary, with your actual bonus amount based on the achievement of specified performance goals as contemplated in your employment agreement with LifeStance Health, Inc. dated as of May 14, 2020 (the “Employment Agreement”).
2.
Stock Option Award. As soon as reasonably practicable after the Promotion Date, you will receive a one-time grant of an option (the “Option”) to purchase shares of the Company’s common stock (“Shares”) equal to approximately 0.75% of the outstanding Shares as of the Promotion Date, with an exercise price equal to the fair market value of a Share on the date of grant. The Option will vest as to one-third (1/3) of the Shares subject to the Option based on service and the remaining portion will vest based on performance (as set out in greater detail in the award agreement evidencing the Option). The Option will be granted pursuant to, and in accordance with, the terms and conditions of the Company’s 2021 Equity Incentive Plan and an award agreement, which shall control in the event of any conflict with this letter.

This letter agreement sets forth the entire understanding of you and the Company, and as of the date of this letter agreement, supersedes all prior agreements and all other arrangements and communications, whether oral or written, with respect to the subject matter hereof, provided, that, except as expressly set forth in this letter agreement, the Employment Agreement will continue in full force and effect in accordance with its terms. This letter agreement may be amended, modified, extended or terminated, and the provisions hereof may be waived, only by an agreement in writing signed by you. No provision in this letter agreement will give, or be construed to give, any legal or equitable rights hereunder to any person other than the undersigned parties hereto and their successors and assigns. This letter agreement shall be governed by and construed in accordance with the laws of the State of Washington without reference to its principles of conflicts of law.

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Please let me know if you have any questions.

Sincerely,

LifeStance Health Group, Inc.

By:	/s/ Ryan Pardo
Name:	Ryan Pardo
Title:	Chief Legal Officer, Vice President and Secretary

[Signature Page to Letter Agreement]

Accepted and agreed:

/s/ Danish Qureshi
Danish Qureshi

[Signature Page to Letter Agreement]